                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              THE MEXICO FUND, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              THE MEXICO FUND, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

                              THE MEXICO FUND, INC.

                              1775 Eye Street, N.W.
                            Washington, DC 20006-2401

                    Notice of Annual Meeting of Shareholders

                                    [ ], 2002

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the
"Meeting ") of The Mexico Fund, Inc. (the "Fund ") will be held at [          ],
[       ] on [       ], 2002 at 2:00 P.M. for the following
purposes:

     (1) To elect two Directors;

     (2) To approve adding a performance fee component to the Fund's investment advisory fee;

     (3) To approve adoption of a share repurchase policy requiring the Fund, on a periodic basis, to offer to repurchase in-kind Fund shares at no less than 98% of net asset value;

     (4) To consider a shareholder proposal that the shareholders of the Fund recommend that the Board of Directors expedite the process to convert the Fund to an open-end investment management company; and

     (5) To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors fixed December 22, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting or any adjournment thereof, and only holders of record of shares at the close of business on that date are entitled to notice of, and to vote at, the Meeting and any adjournment thereof.

     You are cordially invited to attend the Meeting. All shareholders are requested to complete, date and sign the enclosed form of white proxy and return it promptly in the envelope provided for that purpose. The enclosed white proxy is being solicited on behalf of the Board of Directors of the Fund.

                                          By Order of the Board of Directors,


                                          Samuel Garcia Cuellar
                                          Secretary

Dated: [                    ], 2002

        PLEASE RESPOND -- YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND MAIL THE WHITE PROXY CARD IN THE MANNER PROVIDED. IT IS IMPORTANT THAT YOU RETURN YOUR PROXY AS SOON AS POSSIBLE TO ASSURE THAT YOUR PROXY WILL BE VOTED AND TO AVOID ANY ADDITIONAL EXPENSE TO THE FUND OF FURTHER SOLICITATION. FOR MORE INFORMATION, PLEASE CALL 1-800-654-2468.

                                 PROXY STATEMENT

                              THE MEXICO FUND, INC.

                              1775 Eye Street, N.W.
                            Washington, DC 20006-2401

                         Annual Meeting of Shareholders

                                 [       ], 2002

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Mexico Fund, Inc. (the "Fund"), a Maryland corporation, to be voted at the Annual Meeting of
Shareholders of the Fund (the "Meeting") to be held at [ ], [ ], on [     ],
2002 at 2:00 P.M. and at any adjournment thereof. The approximate mailing date of this Proxy Statement is [ ], 2002. The report for the fiscal year ended October 31, 2001, including financial statements, was previously mailed to shareholders. To request a copy of the annual report, please visit the Fund's web site at www.themexicofund.com or contact the Fund's Information Agent at:
Morrow & Co., Inc., 445 Park Avenue, 5/th/ Floor, New York, NY 10022, (800) 654-2468.

     All properly executed proxies received prior to the Meeting will be voted at the Meeting in accordance with the instructions marked on the proxies. Unless instructions to the contrary are marked thereon with respect to each Proposal, a properly executed proxy will be voted FOR Proposals 1, 2, and 3 and AGAINST Proposal 4. The appointed proxies will vote in their discretion on any other business as may properly come before the meeting or any adjournment or postponements thereof as set forth in "Other Business."

     For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker non-votes (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present.

     Approval of each of the Proposals requires the affirmative vote of a majority of the shares cast at the Meeting. Under Maryland law, abstentions do not constitute a vote "for" or "against" a matter and will be disregarded in determining the "votes cast" on all proposals. For purposes of Proposals 1, 2, 3 and 4, broker non-votes do not constitute a vote "for" or "against" the Proposal and will be disregarded in determining the "votes cast" on the Proposal.

     Any shareholder giving a proxy has the right to attend the Meeting to vote his or her shares in person (thereby revoking any prior proxy) and also the right to revoke the proxy at any time by written notice received by the Fund prior to its exercise.

         In the event that the necessary quorum to transact business at the Meeting is not obtained or a quorum is present at the Meeting but sufficient votes to approve any of the proposals are not received, the proxy holders may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any adjournment will require the affirmative vote of a majority of those shares present at the Meeting in person or by proxy. If the necessary quorum is not obtained, the persons named as proxies will vote in favor of the adjournment. If a quorum is present, the proxy holders will vote proxies which vote for any proposal with respect to which insufficient votes for approval have been received in favor of such an adjournment, and will vote those proxies required to be voted against such a proposal, against adjournment. A shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to any adjournment if sufficient votes have been received for approval. In the event any of the proposals are not approved by shareholders, the Board of Directors of the Fund will consider appropriate action.

         The Board of Directors has fixed December 22, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and at any adjournment thereof. Shareholders on the record date will be entitled to one vote for each share held. As of October 31, 2001, the Fund had outstanding 45,456,232 shares of common stock, par value $1.00 per share. To the best of the Fund's knowledge based on filings made with the U.S. Securities and Exchange Commission ("SEC"), as of October 31, 2001, the beneficial owners of more than five percent (5%) of the voting securities of the Fund are the following:

                                Number of Shares   Percentage (%) of the Fund's
                                ----------------   ----------------------------
         Name and Address       Beneficially Owned      Outstanding Shares
---------------------------     ------------------      ------------------
Presidents and Fellows of           7,190,900                 14.2%
Harvard College
600 Atlantic Avenue Boston,
MA 02210

Laxey Partners Limited              2,543,550                  5.6%
Stanley House, 7-9 Market Hill
Douglas, Isle of Man
1M1 2BF

                        PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors of the Fund is divided into three classes of Directors, as nearly equal in number as possible, each of which serves for three years with one class being elected each year. Each year the term of office of one class will expire. The terms of office of Messrs. Juan Gallardo T. and Agustin Santamarina V. expire this year. Mr. Santamarina has decided not to stand for reelection and to retire from the Board effective upon the election of his replacement as proposed at this Annual Meeting. Messrs. Juan Gallardo T. and Emilio Carrillo Gamboa have been nominated as Class III Directors for a three year term expiring in 2005. The nominees have indicated an intention to serve if elected and have consented to be named in this Proxy Statement.

         The Board of Directors of the Fund knows of no reason why any of these nominees would be unable to serve, but in the event of any such unavailability, the proxies received will be voted for such substituted nominees as the Board of Directors may recommend. The Fund's Directors and executive officers beneficially own less than 1% of the Fund's common stock. None of the Directors, with the exception of Mr. Jose Luis Gomez Pimienta, is an "interested person" of the Fund as defined in the Investment Company Act of 1940, as amended (the "1940 Act").

         The nominees for election as Class III Directors are as follows:

                       Class III (Term Expiring in 2005):

                                                                         Age   Director   Shares of Common
                                                                         ---   --------   ----------------
                                      Principal Occupation                      Since     Stock Beneficially
                                      --------------------                      -----     ------------------
                                      for Past Five Years                                    Owned on
                                      -------------------                                    --------
      Name and Address              and Other Directorships                                10/31/01(1)
      ----------------              -----------------------                                -----------

Juan Gallardo T.++         Mr. Gallardo is Chairman of the Fund's         54      1985         15,000
Monte Caucaso 915          Board of Directors. Over the last decade,
4/th/ Floor                he has been extensively involved in the
Lomas de Chapultepec       negotiation of the North American Free
11000 Mexico, D.F., Mexico Trade Agreement (NAFTA) among the United
                           States, Canada and Mexico and free trade
                           Mexican Business Council for Free Trade
                           Agreements agreements between Mexico and
                           Israel and the European Union.  Mr. Gallardo
                           has served as Coordinator of the and Chairman
                           of the Foreign Policy Committee of the Mexican
                           Business Roundtable.

                           Chairman of the Board, Grupo  Embotelladoras  Unidas, S.A. de C.V. (bottling company);  Vice Chairman,  Home Mart de Mexico, S.A. de C.V. (retail trade);
                           Director,  Clevite de Mexico,  S.A. de C.V. (auto parts); NADRO, S.A. de C.V.
                           (pharmaceutical   distribution);   Grupo  Mexico,  S.A.  de  C.V.  (mining).
                           Director,  Bombardier  Concarrill  (manufacturing);   Member,  International
                           Advisory Board,  Lafarge Coppe (cement and biotechnology) and Textron,  Inc.
                           (aircraft automotive);  Director, Caterpillar Inc. (construction equipment);
                           Intercon, S.A. de C.V. (autoparts,  outboard engines).  Formerly Chairman of the Board of  Supervisory  Directors,  The First  Mexico  Income  Fund N.V.;
                           Chairman of the Board,  Fondo Mexico de Deuda de Largo Plazo,  S.A. de C.V.;
                           Fondo  Mexico de Deuda de Corto  Plazo,  S.A.  de C.V.  and Fondo  Mexico de
                           Capitales,  S.A. de C.V.  (Mexican  investment  companies),  Chairman of the
                           Board,  Grupo  Azucaro  Mexico,  S.A. de C.V.  (filed under  Mexican law for creditor protection May 9, 2000) (sugar production).

Emilio Carrillo Gamboa     Mr. Carrillo Gamboa is a former director       64       --            --
Bufete Carrillo Gamboa,    of the Fund (from inception of the Fund
S.C.                       in 1981 to 1987).  He resigned as director
Blvd. Manuel               in 1987 to become Mexico's ambassador to
Avila Camacho No. 1,       Canada. Mr. Carrillo Gamboa is a preeminent
Ste. 609                   lawyer in Mexico with extensive business
Mexico, D.F.               experience and has served or currently serves
Mexico 011009              on the Board of many prestigious Mexican
                           businesses and charitable organizations.  (2)


                           Deputy Secretary, Consejo Mexicano de Hombres de Negocios A.C. (Business
                           Roundtable of Mexico); Senior Partner of Bufete Carrillo Gamboa, S.C. (law
                           firm); Chairman of the Board of Cementos Apasco, S.A. de C.V. (cement company); Director, Grupo Modelo, S.A. de C.V. (beer brewing); Director,
                           Kimberly-Clark de Mexico, S.A. de C.V. (consumer products); Director, San
                           Luis Corporacion, S.A. de C.V. (mining and automotive parts); Director,
                           Gasoductos de Chihuahua, S. de R.L. de C.V. (public utility-gas transportation); Director; Sistemas Automotrices y de Potencia, S.A. de
                           C.V. (power equipment distribution); Secretary and Alternate Director,
                           Innova, S. de R.L. de C.V. (DTH television); Secretary and Alternate
                           Director, Servicios Novasa, S.A.(Innova subsidiary-services and administration); Secretary and Alternate Director; Corporacion de Radio y
                           Television del Norte de Mexico, S.A. de C.V. (Innova subsidiary-DTH concession holder); Corporacion Novaimagen, S. de R.L. (Innova subsidiary-marketing); Corporacion Novavision, S. de R.L. (Innova subsidiary-personnel).


                                                                                        Age   Director   Shares of Common
                                                                                        ---   --------   ----------------
                                                  Principal Occupation                         Since     Stock Beneficially
                                                  --------------------                         -----     ------------------
                                                  for Past Five Years                                        Owned on
                                                  -------------------                                        --------
      Name and Address                          and Other Directorships                                     10/31/01(1)
      ----------------                          -----------------------                                     -----------

                           Mr. Carrillo Gamboa also serves on the Board of Directors of many charitable organizations.  Vice-Chairman, Centro Mexicano de Filantropia
                           (charitable organization); Vice-Chairman, Asosiacion de Amigos del Museo de
                           Arte Popular, A.C. (charitable organization); Director, Patronato del
                           Antiguo Colegio de San Ildefonso, A.C. (charitable organization); Director,
                           Fondo Mexicano para la Naturaleza, A.C. (charitable organization);
                           Director, Adopte una Obra de Arte A.C. (charitable organization); Director,
                           Fundacion Comunitaria de Oaxaca, A.C. (charitable organization); Director,
                           Fundacion  Xochitla A.C. (charitable organization); Director, Asociacion
                           Pro-Mujer de Mexico, A.C. (charitable organization); Director, Casa de la
                           Amistad para Ninos con Cancer, A.C. (charitable organization).


(1) The information as to beneficial ownership is based on statements furnished to the Fund by the Directors. All shares listed in this table are owned with sole voting and investment power and in the aggregate represent less than 1% of the total shares outstanding of common stock as of October 31, 2001.

(2) Mr. Carrillo Gamboa would be a new member of the Board of Directors to replace Mr. Agustin Santamarina V.

++    Audit and Nominating and Corporate Governance Committee member.

Continuing Directors

         The balance of the current Directors consists of two Class I and three Class II Directors, none of whom is a nominee for election at the Meeting and all of whom will continue in office after the Meeting for the terms shown below. The Directors are as follows:

                        Class I (Term Expiring in 2003):


                                                                                        Age   Director   Shares of Common
                                                                                        ---   --------   ----------------
                                                  Principal Occupation                         Since     Stock Beneficially
                                                  --------------------                         -----     ------------------
                                                  for Past Five Years                                        Owned on
                                                  -------------------                                        --------
      Name and Address                          and Other Directorships                                     10/31/01(1)
      ----------------                          -----------------------                                     -----------

Philip Caldwell++          Mr. Philip Caldwell was Chairman and Chief Executive Officer of  82       1991        5,415
Ford Motor Company         Ford Motor Company from 1979 to 1985 suceeding Henry Ford II.
225 High Ridge Road        He was the first non-Ford family member to lead the company.
West Building              From 1953 to 1990, he served in a wide variety of domestic
Stamford, CT 06905         and international executive positions at Ford and was
                           Director from 1973 to 1990. From 1985-1998, he was Director and Senior Managing Director of Lehman Bros. Inc. and its
                           predecessor, Shearson Lehman Brothers Holdings, Inc.

                           Director, Mettler-Toledo International, Inc. (scales and
                           weighing instruments), Waters Corporation (scientific
                           instruments), and Russell Reynolds Associates, Inc. (executive recruitment). Formerly, Chariman of the Board of Mettler-Toledo
                           International, Inc., Director of the Chase Manhattan Bank, N.A.,
                           the Chase Manhattan Corp., (global banking); CasTech Aluminum
                           Group Inc. (aluminum products); Digital Equipment Corporation
                           (computer technology); Federated Department Stores, Inc.,
                           (department stores); The Kellogg Company (food products);
                           Specialty Coatings International Inc., (plastics); Zurich
                           Holding Company of America, Inc., (insurance); and Zurich
                           Reinsurance Centre Holdings, Inc. (reinsurance). Formerly, member Business Council, policy committee of Business Roundtable,
                           Committee for Economic Development, Conference Board, Trilateral
                           Commission, U.S. Trade Representative Advisory Committee for Trade
                           Negotiations, President's Export Council, Mexican-US Business
                           Committee, Advisory Council Japan-US Economic Relations, and
                           director of the Japan Society. Automotive Hall of Fame; Laureate,
                           Business Hall of Fame.

                                                                                        Age   Director   Shares of Common
                                                                                        ---   --------   ----------------
                                       Principal Occupation                                    Since     Stock Beneficially
                                       --------------------                                    -----     ------------------
                                       for Past Five Years                                                    Owned on
                                       -------------------                                                    --------
      Name and Address               and Other Directorships                                                 10/31/01(1)
      ----------------               -----------------------                                                 -----------
Jaime Serra Puche++        Dr. Serra Puche has a Ph.D. in economics from Yale           51      1997           1,625
Edificio Plaza             University and is a former Secretary of Finance for Mexico.
Prolongacion Paseo de la   Dr. Serra Puche was the minister in charge of negotiations
Reforma 600-103            for NAFTA and trade agreements between Mexico and Chile,
Santa Fe                   Bolivia, Venezuela, Colombia and Costa Rica on behalf
01210 Mexico, D.F., Mexico of the Mexican government.  He is currently Senior Partner of the law and economics consulting firm Serra and
                           Associates International.

                           Director, Tubos de Acero de Mexico, S.A. de C.V. (steel manufacturing);
                           Director, Alcatel-Indetel, S.A. de C.V. (telecommunications equipment);
                           Director, Vitro, S.A. de C.V. (glass manufacturer); Director, Grupo
                           Ferroviario Mexicano, S.A. de C.V. (railways); Director , Southern Peru
                           Copper Corporation (copper manufacturer); Director, Princeton Video Image,
                           Inc. (virtual publicity); Director, Regional Market Makers, Inc.
                           (procurement company); Director, Bardahl, S.A. de C.V. (oil products);
                           Co-Chairman, President's Council on International Activities of Yale
                           University.  Formerly, Weinberg Visiting Professor, Princeton University;
                           Secretary of Trade and Industry (Mexico); Distinguished Visiting Associate,
                           Carnegie Endowment for International Peace; Trustee, Yale University;
                           Partner, Centros de Arbitrajes (arbitration).

(1) The information as to beneficial ownership is based on statements furnished to the Fund by the Directors. All shares listed in this table are owned with sole voting and investment power, and in the aggregate represent less than 1% of the total shares outstanding of common stock as of October 31, 2001.

++    Audit and Nominating and Corporate Governance Committee member.

                        Class II (Term Expiring in 2004):

                                                                                        Age   Director   Shares of Common
                                                                                        ---   --------   ----------------
                                        Principal Occupation                                   Since     Stock Beneficially
                                        --------------------                                   -----     ------------------
                                        for Past Five Years                                                   Owned on
                                        -------------------                                                   --------
      Name and Address                and Other Directorships                                                10/31/01(1)
      ----------------                -----------------------                                                -----------
Claudio X. Gonzalez++      Mr. Gonzalez is President of the Business                    67      1981           20,000
Lagrange 103               Coordinating Council of Mexico. Mr. Gonzalez
11560 Mexico, D.F., Mexico is also Chairman of the Board and Chief
                           Executive Officer of Kimberly-Clark de Mexico,
                           S.A. de C.V. He also serves on the Board of
                           Directors of several prominent U.S. and Mexican
                           companies including General Electric Co., where he
                           was a member of the search committee to recommend
                           Mr. Jack Welch's successor.

                                                                                          Age  Director   Shares of Common
                                                                                          ---  --------   ----------------
                                               Principal Occupation                             Since    Stock Beneficially
                                               --------------------                             -----    ------------------
                                                for Past Five Years                                          Owned on
                                                -------------------                                          --------
    Name and Address                          and Other Directorships                                      10/31/01(1)
    ----------------                          -----------------------                                      -----------
                           Chairman of the Board and Chief Executive Officer, Kimberly-Clark de
                           Mexico, S.A. de C.V. (consumer products); Director, General Electric Co.
                           (industrial and financial products), Home Depot (home improvement);
                           Kimberly-Clark Corp. (USA) (consumer products); Kellogg Company (food products); Grupo Televisa, S.A. de C.V. (broadcasting); and America Movil
                           (telecommunications); Director, Investment Company of America (investment fund); Advisory Director, Unilever, PLC and Unilever N.V. (consumer products); Member, International Advisory Council, J. P. Morgan Chase
                           (financial services).  Formerly, Supervisory Director, the First Mexico
                           Income Fund, N.V.; Director, Fondo Mexico de Deuda de Largo Plazo, S.A. de
                           C.V.; Fondo Mexico de Deuda de Corto Plazo, S.A. de C.V. and Fondo Mexico
                           de Capitales, S.A. de C.V. (Mexican investment companies); Director, Banco
                           Nacional de Mexico, S.A. (bank); Director, Planet Hollywood Int. (theme entertainment); Director, Telefonos de Mexico, S.A. de
                           C.V. (telecommunications).



                                                                                          Age  Director   Shares of Common
                                                                                          ---  --------   ----------------
                                               Principal Occupation                             Since    Stock Beneficially
                                               --------------------                             -----    ------------------
                                                for Past Five Years                                          Owned on
                                                -------------------                                          --------
   Name and Address                           and Other Directorships                                      10/31/01(1)
   ----------------                           -----------------------                                      -----------
Jose Luis Gomez Pimienta*   Mr. Gomez Pimienta has over two decades of experience          62   1989          8,360
Aristoteles 77, 3rd Floor   investing in the Mexican securities market.  He has been the
Col. Polanco                President of the Fund and Director General of the Fund's
11560 Mexico, D.F., Mexico  investment adviser since 1981. He has been Chairman of the
                            Board of the Fund's investment adviser since 1985. He is a
                            Director and member of the Executive Committee of the Mexican
                            Stock Exchange.

                            Formerly President and Supervisory Director, The First Mexico Income Fund
                            N.V.; Chairman of the Board and Director General, Impulsora del Fondo
                            Mexico Controladora, S.A. de C.V. (holding company); Chairman of the Board and Director General, Impulsora Capital Markets, S.A. de C.V. (investment adviser); Chairman of the Board and Director General, Impulsora de Fondos
                            Mexicanos, S.A. de C.V. (mutual fund sponsor); Vice Chairman  of the
                            Board of Fondo Mexico de Deuda de Largo Plazo, S.A. de C.V., Fondo
                             Mexico de Deuda de Corto Plazo, S.A. de C.V. and Fondo Mexico
                            de Capitales, S.A. de C.V. (Mexican investment companies).


Robert L. Knauss++          Mr. Knauss is the former Dean and  Distinguished               70   1985          2,624
5151 San Felipe             University Professor, University of Houston Law School.
Suite 1661
Houston, TX 77056
                            Chairman of the Board and Chief Executive Officer of Baltic International
                            USA, Inc. (investments); Director of Philips Service Corp. (industrial services) and Equus Ltd. II (investments). Formerly; Director, Allwaste
                            Inc. (environmental services); Chairman of the Board, Philips Service Corp.
                            (industrial services).

(1) The information as to beneficial ownership is based on statements furnished to the Fund by the Directors. All shares listed in this table are owned with sole voting and investment power, and in the aggregate represent less than 1% of the total shares outstanding of common stock as of October 31, 2001.

++    Audit and Nominating and Corporate Governance Committee member.

* Director is an "interested person" (as defined in the 1940 Act ("interested director")). Mr. Gomez Pimienta is deemed to be an interested director by reason of his affiliation with the Fund's investment adviser, Impulsora del Fondo Mexico, S.A. de C.V. (the "Adviser").

         The Fund has a standing Audit Committee and a Nominating and Corporate Governance Committee. The Audit Committee is composed entirely of Directors who are not "interested persons" of the Fund or the Fund's investment adviser within the meaning of the 1940 Act, and who are "independent" as defined in the New York Stock Exchange listing standards.

         The Nominating and Corporate Governance Committee recommends nominations for membership on the Board of Directors. It evaluates candidates' qualifications for Board membership and, with respect to nominees for positions as independent directors, their independence from the Fund's investment adviser and other principal service providers. It periodically reviews director compensation and will recommend any appropriate changes to the Board as a group. This Committee also reviews and may make recommendations to the Board relating to those issues that pertain to the effectiveness of the Board in carrying out its responsibilities in governing the Fund and overseeing the management of the Fund. The Nominating and Corporate Governance Committee does not consider candidates for the Board of Directors suggested by stockholders.

         During the Fund's fiscal year ended October 31, 2001, the Board held four regular meetings, three telephonic special meetings, two Audit Committee meetings and three Nominating and Corporate Governance Committee meetings. Each Director then in office attended 75% or more of the aggregate number of regular and special meetings of the Board.

         During the fiscal year ended October 31, 2001, the Fund paid each Director, with the exception of Mr. Gomez Pimienta (who is not compensated for his services as Director), an annual retainer of $12,000 and $2,000 per meeting attended. The Fund also paid a $1,500 per diem fee to each Director for travel required to attend a Board meeting and reimbursed all Directors and officers of the Fund for out-of-pocket expenses relating to attendance at meetings. The aggregate amount of fees paid and expenses reimbursed to the Directors and officers for the twelve month period ended October 31, 2001 was $333,790.

         The following table sets forth the aggregate compensation (not including per diem fees and expense reimbursement) paid by the Fund to each Director (other than Mr. Gomez Pimienta, who receives no director fees or other compensation for services as a director of the Fund) during the fiscal year ended October 31, 2001, as well as the total compensation paid by the Fund to each Director.

                          Aggregate    Pension or Retirement  Total Compensation
                          ---------    ---------------------  ------------------
                        Compensation     Benefits Accrued         From Fund
                        ------------     ----------------         ---------
                         from Fund          as Part of          Complex Paid
                         ---------          ----------          ------------
 Name of Director                         Fund Expenses         to Directors*
 ----------------                         -------------         -------------
Juan Gallardo T.         $ 40,000           None                $ 40,0000
Philip Caldwell            40,000           None                  40,0000
Claudio X. Gonzalez        38,000           None                  38,0000
Robert L. Knauss           40,000           None                  40,0000
Agustin Santamarina V.     40,000           None                  40,0000
Jaime Serra-Puche          40,000           None                  40,0000

*     There are no other funds in the Fund Complex.

         The Fund has adopted a policy that half of the annual retainer paid by the Fund to its Directors is used by each Director to purchase Fund shares on the secondary market. All Board members have complied with this policy.

         The officers of the Fund and their principal occupations for the past five years are: Jose Luis Gomez Pimienta (age 62), President (since 1981), who also serves as Chairman of the Board and Director General of the Adviser, and a Director of Bolsa Mexicana de Valores, S.A. de C.V. (Mexican Stock Exchange); Samuel Garcia-Cuellar (age 59), Secretary (since 1981), who is a partner of Creel, Garcia-Cuellar y Muggenburg, S.C., Mexican counsel to the Fund, Secretary of the Adviser and a Director of MexDer, Mercado Mexicano de Derivados, S.A. de C.V. (derivative exchange); and Carlos Woodworth Ortiz (age 58), who is Treasurer and Compliance Officer of the Fund (since 1981), and a Deputy Director of the Adviser, and an Alternate Director of the Bolsa Mexicana de Valores, S.A. de C.V. (Mexican Stock Exchange). Additional officers of the Fund are: Hector Trigos (age 41), Vice President, Research (since 1999), who also serves as Director of Research of the Adviser; Alberto Osorio (age 34), Vice President, Finance (since 1999), who also serves as Director of Finance of the Adviser; and Eduardo Solano, (age 33), Vice President, Investor Relations (since 1999), who also serves as Director of Economic Research of the Adviser. These officers have all served as Officers of the Adviser for the past five years. Allan S. Mostoff (age 69) and Sander M. Bieber (age 51), partners of Dechert, U.S. counsel to the Fund, are Assistant Secretaries of the Fund (since 1981 and 1989, respectively). The officers of the Fund serve at the discretion of the Board of Directors.

Report of the Audit Committee; Information About the Fund's Independent Auditor

         The Audit Committee reviews both the audit and non-audit work of the Fund's independent public accountants, submits recommendations to the Board of Directors as to the selection of independent public accountants, and reviews compliance of the Fund with regulations of the SEC and the Internal Revenue Service, and other related matters. The Fund adopted an Audit Committee Charter on December 6, 1999 and the Charter has not been amended since attached as part of the Fund's proxy statement for its 2001 Annual Shareholders Meeting.

         The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Fund's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Fund's auditors are in fact "independent."

         The Audit Committee has received written disclosures and the letter required by Independence Standards Board No. 1 from Arthur Andersen LLP, the Fund's independent auditors, and has discussed with Arthur Andersen LLP its independence. The Audit Committee has also reviewed and discussed the audited financial statements with Fund management and Arthur Andersen LLP, and discussed certain matters with Arthur Andersen LLP addressed by Statements on Auditing Standards No. 61. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the Fund's audited financial statements be included in the Fund's Annual Report for the fiscal year ended October 31, 2001.

     During the fiscal year ended October 31, 2001, the Fund incurred the following fees for services provided by Arthur Andersen LLP:

                                 Financial Information Systems        All Other Fees
                                 -----------------------------        --------------
                 Audit Fees      Design and Implementation Fees
                 ----------      ------------------------------
                  $ 94,947                 None                           $ 37,931

     During the Adviser's last fiscal year (calendar year 2001), Arthur Andersen LLP provided tax services to the Adviser and was paid an aggregate amount of $45,400 and audit services which it was paid a total of $33,900.

     The Audit Committee has considered whether the provision of the services covered under the column "All Other Fees" is compatible with maintaining Arthur Andersen LLP's independence.

     The Board of Directors, upon recommendation of the Audit Committee, has selected Arthur Andersen LLP as independent public accountants to examine the financial statements of the Fund for the fiscal year ending October 31, 2002. Audit services performed by Arthur Andersen LLP during the most recent fiscal year included examination of the financial statements of the Fund, review of filings with the SEC and preparation of tax returns.

     The Fund knows of no direct or indirect interest of such firm in the Fund. A representative of Arthur Andersen LLP will be present at the Meeting and will have the opportunity to respond to questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE FUND'S BOARD OF DIRECTORS.

    PROPOSAL 2: AMENDMENT OF INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT TO
                         ADD PERFORMANCE FEE COMPONENT

About the Investment Advisory and Management Agreement and the Fund's Adviser

     Impulsora del Fondo Mexico, S.A. de C.V. has served as the Fund's investment adviser since the Fund's organization in 1981. The Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended and is located at 77 Aristoteles Street, 3rd Floor, Polanco, 11560 Mexico D.F., Mexico. The Adviser provides investment advisory and management services pursuant to an Amended and Restated Investment Advisory and Management Agreement dated December 1, 1990, as amended and restated June 16, 1998 (the "Contract"). The Contract was last submitted to shareholders for approval in 1990. In June 2001, the Board unanimously approved the renewal of the Contract for a one-year term.

     As compensation for its management services, the Adviser is paid a fee, computed at the end of each calendar month based on the average daily value of the net assets of the Fund translated into dollars at an annual rate of 0.85% of average daily net assets up to $200 million, 0.70% of such assets between $200 million and $400 million and 0.60% of such assets in excess of $400 million (the "Base Fee"). The Base Fee is among the lowest fee rates for U.S. closed-end country funds.

About Adopting a Performance Fee Component to the Adviser's Compensation

     The Fund seeks your approval to amend the Contract to add a performance adjustment component to the advisory fee of the Fund that would reward the Adviser by increasing advisory fees when the Fund outperforms the IFCG Mexico Index, which is calculated by Standard & Poors, and penalize the Adviser by decreasing advisory fees when the Fund underperforms the IFCG Mexico Index.

     The purpose of a Performance Adjustment to the Adviser's compensation is to better align the interests of the investment adviser with those of shareholders by rewarding the Fund's investment adviser for good investment performance and penalizing the Fund's investment adviser for poor investment performance. The use of a performance fee component such as the Performance Adjustment is not uncommon, and the SEC has adopted rules that generally ensure that a performance fee adjustment results from the adviser's management skills and not from other factors. These rules require use of a benchmark index such as the IFCG Mexico Index to calculate any performance-based fees.

     The Performance Adjustment would work as follows: For every one percent difference in the Fund's performance against the IFCG Mexico Index, the Fund's advisory fee would be adjusted by two and one-half basis points (0.025%), up to a maximum adjustment of twenty-five basis points (0.25%) up or down, would be calculated monthly and would be based on the Fund's performance against the IFCG Mexico Index for the most recent twelve months (the "Performance Adjustment"). If the Fund were to outperform the IFCG Mexico Index during the most recent twelve months, the Fund's advisory fee would increase by a positive Performance Adjustment. If the Fund were to underperform the IFCG Mexico Index during the most recent twelve months, the advisory fee paid to the Fund's investment adviser would be reduced by the Performance Adjustment.

     If the Performance Adjustment is approved, the Adviser would continue to receive the Base Fee it currently receives, subject to adjustment upward or downward depending on the Fund's performance compared to the IFCG Mexico Index. For any month, the Base Fee of the Fund will equal the Fund's average net assets for that month multiplied by the annual rates applicable (as described above, 0.85% of average daily net assets up to $200 million, 0.70% of such assets between $200 million and $400 million and 0.60% of such assets in excess of $400 million), multiplied by a fraction, the numerator of which is the number of days in the month and the denominator of which is 365 (366 in leap years). The Base Fee is then adjusted based upon the Fund's performance during the prior 12 month period compared to the IFCG Mexico Index over the same time period. To do so, the Fund determines the amount of the performance adjustment based upon the extent to which the Fund overperformed or underperformed the IFCG Mexico Index. The Fund takes the Performance Adjustment rate (0.025% for every 1% difference in performance against the IFCG Mexico Index) and multiplies it against the average net assets of the Fund for that month, which is then multiplied by a fraction, the numerator of which is the number of days in the month and the denominator of which is 365 (366 in leap years). The resulting amount is then added to (if overperformance) or subtracted from (if underperformance) the Base Fee.

     If the Performance Adjustment were in place during the fiscal year of the Fund ended October 31, 2001, the Adviser would have received $6,465,656 or $100,157 more than the advisory fees received for the 2001 fiscal year, a difference of 1.57%. The increased fees would have been paid because the Fund's performance in Fiscal 2001 exceeded the IFCG Mexico Index. The Adviser's compensation pursuant to the Contract in fiscal 2001 was $6,365,499.

     The following is an example of application of the effect of the Performance Adjustment in a 30 day month based on average net assets of $944 million (the Fund's average net assets during fiscal 2001). The following example demonstrates the effect of the performance adjustment in situations where the Fund has outperformed, underperformed and approximately matched the IFCG Mexico Index.

             Hypothetical Effect of Proposed Performance Adjustment

-------------------------------------------------------------------------------------------------------------------------------
         Return Last Twelve Months                         Annualized Fees                            Monthly Fees
-------------------------------------------------------------------------------------------------------------------------------
      MXF         IFCG Mexico    Difference   Base Fee (in   Performance    Total Fees    Base Fee (in   Performance   Total
                     Index                        000s)       Adjustment     (in 000s)        000s)       Adjustment   Fees
                                                              (in 000s)                                   (in 000s)    (in
                                                                                                                        000s)
-------------------------------------------------------------------------------------------------------------------------------
     10.0%           8.0%           2.0%         $ 6,364       $  472         $ 6,836         $ 530         $  39       $ 570
-------------------------------------------------------------------------------------------------------------------------------
     9.0%            8.0%           1.0%         $ 6,364       $  236         $ 6,600         $ 530         $  20       $ 550
-------------------------------------------------------------------------------------------------------------------------------
     8.0%            8.0%           0.0%         $ 6,364       $    0         $ 6,364         $ 530         $   0       $ 530
-------------------------------------------------------------------------------------------------------------------------------
     7.0%            8.0%          -1.0%         $ 6,364       $ (236)        $ 6,128         $ 530         $ (20)      $ 511
-------------------------------------------------------------------------------------------------------------------------------
     6.0%            8.0%          -2.0%         $ 6,364       $ (472)        $ 5,892         $ 530         $ (39)      $ 491
-------------------------------------------------------------------------------------------------------------------------------

     Set forth below is a table showing the effect on the Fund's expense ratio under the Contract if the Performance Adjustment is approved. The figures are based on the amounts that would have been paid according to the Base Fee and the maximum and minimum expense ratios taking into account the performance fee component for the fiscal year ended October 31, 2001 and average daily net assets of $944 million and the expense ratios effective during fiscal year 2001.

         Proforma Expense Ratio Based on Proposed Performance Adjustment

--------------------------------------------------------------------------------------------------------------------
                                             Existing                  Proposed Contract
--------------------------------------------------------------------------------------------------------------------
                                             Contract           Minimum            Base Fee            Maximum
--------------------------------------------------------------------------------------------------------------------
Amount of Advisory fees paid or that            $6,365,499         $4,162,904          $6,365,499       $10,279,823
would have been paid in fiscal 2001
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Percentage difference                          N/A                    -34.60%               0.00%            61.49%
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Management Fee(1)                                    0.74%              0.49%               0.74%             0.99%
--------------------------------------------------------------------------------------------------------------------
Other Expenses %                                     0.33%              0.32%               0.33%             0.35%
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Expense Ratio                                        1.07%              0.81%               1.07%             1.34%
--------------------------------------------------------------------------------------------------------------------

(1) Management fee includes investment advisory and administrative fees paid to the Adviser.

     Below is a table showing hypothetically the expenses you would pay on a $1,000 investment, assuming a 5% annual return and average net assets of $944 million and the expense ratios effective during fiscal year 2001.

----------------------------------------------------------------------------------------------------------------------
                                                      Number of years you own your shares
----------------------------------------------------------------------------------------------------------------------
                                    1                      3                       5                     10
----------------------------------------------------------------------------------------------------------------------
Base Fee                          $ 11                    $ 35                   $ 60                   $ 132
----------------------------------------------------------------------------------------------------------------------
Maximum                           $ 14                    $ 44                   $ 76                   $ 169
----------------------------------------------------------------------------------------------------------------------
Minimum                           $  8                    $ 25                   $ 44                   $ 95
----------------------------------------------------------------------------------------------------------------------

About the Board's Support for this Proposal

     This proposal is unanimously supported by the Fund's Board of Directors. The Board is committed to obtaining shareholder approval for adoption of a performance fee component to the advisory compensation paid by the Fund and will continue to seek shareholder approval until a performance fee is adopted. Since 2000, the Board has considered the benefits of a performance fee as a further means to align the management of the Fund with the interests of its shareholders. During their deliberations the Board was advised by independent legal counsel and received substantial information about performance fees and the fee that is the subject of this proposal. The Board was given the opportunity to ask questions and request additional information from management.

     In the course of its deliberations, the Board of Directors considered, among other things, (a) the importance of investment performance in attracting investors to the Fund; (b) the importance of the Fund's investment performance on the discount to Net Asset Value; (c) the impact of the proposed Performance Adjustment on the total fees to be paid for advisory services and the manner in which the adjustment may further align the interests of management and the Fund;
(d) the appropriateness of the amount of the proposed Performance Adjustment and the use of the IFCG Mexico Index as the benchmark to measure the Fund's performance and calculate the Performance Adjustment; (e) the historical performance of the Fund and the resources committed by the Adviser to manage the Fund; (f) the ability of the Adviser to compete in the marketplace to attract and retain qualified investment professionals; and (g) the effect that the Performance Adjustment will have on the total expense ratio of the Fund.

     The Board also felt that the adoption of the Performance Adjustment is consistent with the Board's efforts to increase shareholder value. These efforts have included adoption of the share ownership policy for directors, approval of an open-market repurchase program for up to ten percent of the Fund's outstanding shares completed in 2001, and the Fund's current proposal to conduct periodic in-kind repurchases at no less than 98% of net asset value pursuant to a policy under consideration by regulatory authorities.

     While no one factor was controlling, the Board concluded that the proposed Performance Adjustment to the advisory fee will benefit shareholders by further aligning the interests of management with the interests of shareholders while permitting the Adviser to continue to provide the quality of service to the Fund it has in the past and compensate its staff at competitive levels. The Board of Directors considered the impact of the performance adjustment on the overall expenses of the Fund and concluded that the total expense ratio of the Fund would continue to be competitive in the industry. The Board voted unanimously to approve the Performance Adjustment finding that it is fair and reasonable to all shareholders.

More About the Adviser

     The Adviser is a Mexican corporation. The president and chief executive officer is Jose Luis Gomez Pimienta. The directors of the Adviser are Jose Luis Gomez Pimienta, Chairman and Chief Executive Officer, Impulsora del Fondo Mexico, S.A. de C.V., Aristoteles 77- 3/rd/ Floor, 11560 Mexico, D.F.; Enrique Trigueros-Legarreta, Chairman's Advisor, Casa de Bolsa BBV-Probursa, Montes Urales 424-3/rd/ Floor, Col. Lomas de Chapultepec, 11000 Mexico, D.F.; Ernesto Ortega-Arellano, Director, Capital Markets, Inversora Bursatil, S.A. de C.V., Av. de las Palmas 736, 11000 Mexico, D.F.; Edgardo Cantu-Delgado, Investment Funds and Money Market Director, Vector Casa de Bolsa, S.A. de C.V., Presidente Masarik 29-1/st/ Floor, 11550 Mexico, D.F.; Sadi Lara-Reyes, Director of Capital Markets, Casa de Bolsa Bital, S.A. de C.V., Paseo de la Reforma 156-18/th/ Floor, 06600 Mexico, D.F.; Jorge Alegria-Formoso, Director General, ABN AMRO Bank (Mexico), SA, Paseo de la Reforma #600-320, Col. Sta.

Fe, 01210 Mexico, D.F.; Gabriel Kuri-Labarthe, Director General, Casa de Bolsa Santander Mexicano, Reforma 213-9/th/ Floor, 06500 Mexico, D.F.; and Jose Antonio Orvananos, Deputy Director, Casa de Bolsa Inverlat, S.A. de C.V., Bosque de Ciruelos 120, 11700 Mexico, D.F. The officers of the Adviser are Carlos H. Woodworth Ortiz, Deputy Director, Impulsora del Fondo Mexico, S.A. de C.V., Aristoteles 77-3/rd/ Floor, 11560 Mexico, D.F.; Alberto Osorio Morales, Director of Finance, Impulsora del Fondo Mexico, S.A. de C.V., Aristoteles 77-3/rd/ Floor, 11560 Mexico, D.F., Hector Trigos del Rio, Director of Analysis, Impulsora del Fondo Mexico, S.A. de C.V., Aristoteles 77-3/rd/ Floor, 11560 Mexico, D.F.; Eduardo Solano Arroyo, Director of Economic Research, Impulsora del Fondo Mexico, S.A. de C.V., Aristoteles 77-3/rd/ Floor, 11560 Mexico, D.F. Messrs. Gomez Pimienta, Woodworth, Trigos, Osorio and Solano are also officers of the Fund. Mr. Gomez Pimienta, 77 Aristoteles Street, 3rd Floor, Polanco, 11560 Mexico D.F., Mexico also owns greater than ten percent of the Adviser's equity interests.

     The Adviser also provides administrative services to the Fund pursuant to an Amended and Restated Administrative Services Agreement dated June 30, 2001 including assisting the Fund with preparation of financial statements and regulatory filings, calculation of the Fund's net asset value, and maintenance of the Fund's web site. For these services, the Adviser is paid a monthly fee of 0.07% of the Fund's average daily net assets. The Adviser was paid $463,398 pursuant to this contract during fiscal 2001.

     The Fund paid $3,303.21 or 0.32% of total brokerage commissions paid by the Fund to an affiliated broker. The affiliated broker is ACCIVAL, S.A. de C.V. and is affiliated to the Adviser by virtue of one of the Fund's directors being a director of the broker.

Effect of Approval/Absence of Approval

     If this proposal is approved, the Performance Adjustment will take effect on the first day of the first month following approval by shareholders of the Fund. Beginning with the month in which the proposal is approved, the Fund would calculate the Performance Adjustment based on the prior twelve month period. If the proposal is not approved, the Base Fee will remain in effect as the advisory fee paid by the Fund and no Performance Adjustment will be made. However, the Board is committed to approval of a performance fee component for the Fund's compensation paid to the Adviser and intends to solicit shareholder approval again in the future should the proposal not be approved at the Annual Meeting.

Percentage of Votes Required for Approval

     Approval of the amendment to the Contract incorporating the Performance Adjustment requires the "yes" vote of a majority of the Fund's outstanding voting securities as provided in the 1940 Act. For this purpose, this means the "yes" vote of the lesser of (a) more than 50% of the outstanding shares of the Fund, or (b) 67% or more of the shares present at the meeting, if more than 50% of the outstanding shares are present at the meeting in person or by proxy. Because abstentions and broker non-votes are treated as shares present but not voting, any abstentions and broker non-votes will have the effect of votes against this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT OF THE FUND'S INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT TO INCLUDE A PERFORMANCE FEE COMPONENT.

      PROPOSAL 3: ADOPTION OF FUNDAMENTAL POLICY REQUIRING PERIODIC IN-KIND
                        REPURCHASE OFFERS OF FUND SHARES

Background of the Proposal

     As the Fund has disclosed in recent periodic shareholder reports, in a letter dated March 5, 2001 and in a press release issued the same day, the Board of Directors has approved a policy whereby the Fund would offer to repurchase a previously disclosed percentage of Fund shares from shareholders at least once each fiscal year and as frequently as quarterly.

     A regulatory filing for exemptive authority to conduct the in-kind share repurchases has been pending with the SEC since March 2, 2001. The Fund has pursued SEC approval aggressively since the filing. In November 2001, the staff of the SEC informally advised the Fund it intended to provide the Fund with additional comments on the Fund's application. As of the date of this Proxy Statement, the Fund has not received those comments. While the Fund continues its dialogue with the staff of the SEC, the Board of Directors has determined to seek the requisite shareholder approval to adopt the repurchase policy prior to the anticipated receipt of SEC approval.

     At the Meeting, shareholders are being asked to approve adoption of a policy requiring the Fund to conduct periodic in-kind repurchase offers of its shares at no less than 98% of net asset value at least once each fiscal year. Under the repurchase policy, the Fund is committed to offer to repurchase a minimum of five percent of its outstanding shares each fiscal year. For each repurchase offer, the Fund would offer to repurchase between one and twenty-five percent of the Fund's outstanding shares. Participating shareholders would generally receive a pro-rata distribution or "slice" of the Fund's portfolio securities in return for their repurchased shares as further described below. In other words, in exchange for shares of the Fund, shareholders would receive actual shares of Mexican companies from the Fund's portfolio, generally in proportion to the interest represented by the shares accepted for repurchase. Implementation of the repurchase policy would not occur prior to the Fund's receipt of certain regulatory relief from the SEC.

     The repurchase policy would be a "fundamental policy" of the Fund. To change a fundamental policy requires shareholder approval. Accordingly, once shareholders approve the repurchase policy, the Board would be unable to change or terminate it without shareholder approval. With adoption of this policy, shareholders would be assured an annual opportunity to liquidate a portion of their shares of the Fund at no less than 98% of net asset value in return for a pro-rata "slice" of the Fund's investments. The policy is designed, in part, to seek to provide shareholders with additional liquidity for their Fund shares and to possibly reduce the discount to net asset value at which shares of the Fund have historically traded on the New York Stock Exchange. There can be no assurance, however, that adoption of the policy will result in the Fund's shares trading at a price that equals or approximates net asset value. Moreover, while the policy is designed, in part, to promote stable portfolio management and maintain the Fund for its long-term shareholders as a viable investment vehicle, there can be no assurance that the policy will lead to such results.

     Rule 23c-3 of the 1940 Act permits closed-end funds to periodically repurchase their shares at net asset value minus a repurchase fee. Pursuant to the repurchase policy proposed, repurchases could be made as often as quarterly for amounts between one and twenty-five percent of the Fund's outstanding shares. Furthermore, the Fund would be obligated to offer to repurchase not less than five percent of its outstanding shares each fiscal year. The percentage of shares that the Fund would offer to repurchase would be established by the Board of Directors prior to commencement of the offer. The Board may change the percentage of shares to be repurchased and the intervals at which the repurchase offers are conducted to occur as frequently as quarterly or semi-annually; but there would be at least one repurchase offer each fiscal year and the Fund would offer to repurchase at least 5% of its outstanding shares each fiscal year.

     Shareholders submitting shares to be repurchased pursuant to an offer under the fundamental policy would receive an in-kind pro-rata distribution of equity portfolio securities except for (a) securities which, if distributed, would be required to register under the Securities Act of 1933; (b) securities issued by entities in countries which restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles; and (c) certain portfolio assets (such as forward currency exchange contracts, futures and options contracts, and repurchase agreements) that, although they may be liquid and marketable, include the assumption of contractual obligations, require special trading facilities or can only be traded with the counterparty to the transaction in order to effect a change in beneficial ownership. Additionally, the Fund may pay cash for fractional shares and/or odd lots of securities and/or amounts attributable to any cash positions (including short-term non-equity securities); distribute odd lots, fractional shares and any cash position to shareholders; round off (up or down) odd lots or fractional shares so as to eliminate them prior to distribution; or pay a higher pro-rata percentage of equity securities to represent those items.

     In order to participate in the repurchase offers, shareholders will need to arrange for appropriate custodial arrangements with Mexican custodians. This requires that accounts be established by participating shareholders with a bank or broker in the Mexican market. Shareholders may be able to do this through their U.S. broker. Requests for repurchase which fail to provide this information will be voided.

Participation in a repurchase is optional and the Fund anticipates that the repurchase offers will not alter the Fund's investment strategy.

Repurchases in Excess of Amount Offered for Repurchase

     The Fund may, but is not obligated to, purchase up to an additional 2% of the Fund shares outstanding on the deadline for submitting repurchase requests during an offer period if the amount submitted for repurchase is greater than the percentage of shares offered to be repurchased by the Fund. If the Fund determines not to repurchase more than the repurchase offer amount, or if Fund shareholders participating in an offer tender shares in an amount exceeding the repurchase offer amount of the offer plus 2% of the shares outstanding on the repurchase request deadline, the Fund shall repurchase the shares submitted for repurchase on a pro-rata basis. Payment for any shares repurchased must be made by seven days after the repurchase pricing date.

Determination of Price at which Shares are Repurchased; Notification of Offers

     Repurchases pursuant to the fundamental policy will be made at no less than 98% of the net asset value of the Fund determined on the "repurchase pricing date" which will be no later than the fourteenth day after the deadline for submitting shares for repurchase, the repurchase request deadline (or the next business day if that is not a business day).

     Shareholders will be sent notification containing specified information at least 21 days, and no more than 42 days, before a repurchase request deadline. The information provided will include the repurchase offer amount, the repurchase request deadline date, the repurchase pricing date, the repurchase payment deadline date, and whether repurchases will be at net asset value or less (but not any less than 98% of net asset value). Notification will also include the procedures for shareholders to submit their shares for repurchase, procedures for modifying or withdrawing their requests for repurchase, procedures under which the Fund may repurchase such shares on a pro-rata basis, and the circumstances under which the Fund may suspend or postpone a repurchase offer under the fundamental policy. The Fund will provide shareholders with the net asset value of the shares, which will be computed no more than seven days before the date of notification, the market price of the shares on the date on which the net asset value was computed, and the means by which shareholders may ascertain the net asset value and market price thereafter.

Source of Proceeds

     Since participating shareholders will receive their pro-rata share of the Fund's portfolio securities, the Fund will not need to generate cash for the repurchase offers nor will the Fund be required to maintain a liquidity reserve to fund the repurchase offers. In addition, conducting the repurchase offers will not result in the realization by the Fund of gains or losses since the Fund will not need to liquidate any portfolio holdings to fund the repurchase offers. Therefore, shareholders not participating in the offers do not experience a taxable event at the Fund level.

Withdrawal Rights

     Repurchase requests submitted pursuant to an offer under the fundamental policy will be irrevocable after the repurchase request deadline. However, shareholders may modify the numbers of shares submitted for repurchase or withdraw shares submitted for repurchase at any time up to the repurchase request deadline.

Tax Consequences of Participation in Repurchase Offers

     The following discussion summarizes the federal tax consequences of submitting shares for repurchase pursuant to a repurchase offer. You should consult your own tax adviser regarding specific tax consequences, including local and state tax consequences, of participation.

     Submitting shares for repurchase will be a taxable transaction for federal income tax purposes.

     A request for repurchase of shares pursuant to an offer will be treated as a taxable sale or exchange of the shares if the tender (i) completely terminates the shareholder's interest in the Fund, (ii) is treated as a distribution that is "substantially disproportionate" or (iii) is treated as a distribution that is "not essentially equivalent to a dividend." A "substantially disproportionate" distribution generally requires a reduction of at least 20% in the shareholder's proportionate interest in the Fund after all shares are tendered. A distribution "not essentially equivalent to a dividend" requires that there be a "meaningful reduction" in the shareholder's interest, which should be the case if the shareholder has a minimal interest in the Fund, exercises no control over Fund affairs and suffers a reduction in his or her proportionate interest.

     Under these rules, if a shareholder submits for repurchase all shares that he or she owns or is considered to own and all the shares are accepted for repurchase, the shareholder will realize a taxable sale or exchange. If the transaction is treated as a sale or exchange for tax purposes, any gain or loss recognized will be treated as a capital gain or loss by shareholders who hold their shares as a capital asset and as a long-term capital gain or loss if such shares have been held for more than one year. If a shareholder submits for repurchase less than all of the shares that he or she owns or is considered to own, the repurchase may not qualify as an exchange, and the proceeds received may be treated as a dividend, return of capital or capital gain, depending on the Fund's earnings and profits and the shareholder's basis in the repurchased shares.

Suspension and Postponement of Offers

     The Fund may suspend or postpone an offer by vote of a majority of the Board of Directors (including a majority of the Directors who are not "interested persons," as that term is defined in the 1940 Act, of the Fund), but only (1) if repurchases pursuant to the offer would impair the Fund's status as a regulated investment company under the Internal Revenue Code; (2) if the IRS or changes in the Internal Revenue Code alters or revokes the private letter ruling granted to the Fund regarding the tax treatment of the in-kind repurchases; (3) if repurchases pursuant to the offer would cause the shares to be neither listed on any national securities exchange nor quoted on any inter-dealer quotation system of a national securities association; (4) for any period during which the NYSE or any other market in which the securities owned by the Fund are principally traded is closed, other than customary weekend and holiday closings, or during which trading in such market is restricted; (5) for any period during which an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Fund fairly to determine the value of its net assets; or (6) for such other periods as the SEC may by order permit for the protection of shareholders of the Fund.

     If an offer is suspended or postponed, the Fund will provide notice thereof to shareholders. If the Fund renews a suspended offer or reinstitutes a postponed offer, the Fund will send a new notification to all shareholders.

Special Risk Considerations

         Shareholders should be aware of the following special risk considerations associated with periodic interval repurchases:

 .    In the event of an oversubscription to the offer, all of the shares submitted by shareholders may not be accepted for repurchase by the Fund.
 .    There is a risk of decline in net asset value as a result of the delay between the repurchase request deadline and the repurchase pricing date, due to declines, among other things, in prices of securities held by the Fund and fluctuations in the Mexican peso relative to the U.S. dollar. There is an additional risk of decline in the value of the proceeds received between the repurchase pricing date and the repurchase payment deadline because participating shareholders are receiving portfolio securities of the Fund whose values are subject to change based on market activity.
 .    By receiving and holding portfolio securities of the Fund, participating shareholders are subject to the risks associated with investing in foreign equity securities, including market-, currency-, and country-related risks.
 .    Liquidation of portfolio securities received as proceeds from a repurchase may cause downward pricing pressure on those securities.

Fundamental Repurchase Policy

     If this proposal is approved and the regulatory relief requested from the SEC is obtained, the Fund shall adopt the following fundamental policy regarding periodic repurchases:

     (a) The Fund will make offers to repurchase its shares at least once each fiscal year based on the number of outstanding shares at the beginning of the fiscal year.

     (b) The Fund will offer to repurchase no less than five percent of its outstanding shares each fiscal year.

     (c) Repurchase request deadlines shall be disclosed in the notification provided to shareholders of a repurchase offer. Repurchase request deadlines shall be determined by the Board consistent with the 1940 Act, applicable SEC regulations and the terms of any exemptive order issued to the Fund by the SEC.

     (d) The date on which the repurchase price for shares is to be determined shall occur no later than the fourteenth day after a repurchase request deadline, or the next business day if such day is not a business day.

Necessary Regulatory Relief for Repurchase Offers

     In order to conduct the repurchase offers in the manner proposed by the Fund, the Fund applied in March 2001 to the SEC and the Internal Revenue Service (the "IRS") to obtain necessary interpretations and exemptive relief to conduct the periodic in-kind repurchase offers. The IRS has provided the Fund with a private letter ruling as to the tax treatment of the periodic in-kind repurchase offers which agrees with the Fund that the repurchase offers will not result in the realization of gains or losses at the Fund level. The Fund has been working with the SEC to obtain the exemptive relief necessary to conduct periodic in-kind repurchase offers on the terms described herein and to permit shareholders of the Fund owning more than 5% of the Fund's outstanding shares to participate. However, the Fund has not obtained the necessary relief from the SEC as of this date. Implementation of the fundamental policy that is the subject of this proposal is dependent on the SEC's approval of various aspects of the proposed in-kind repurchase offers. The Fund cannot implement the proposed periodic in-kind repurchase offers without the necessary regulatory relief from the SEC. Accordingly, implementation of this proposal is contingent upon both shareholder approval and obtaining the necessary exemptive relief from the SEC to effectuate the proposal.

About the Board's Support for this Proposal

     This proposal is unanimously supported by the Board as a means to increase shareholder value without jeopardizing the management of the Fund consistent with its investment objective. The Board believes that this proposal will provide shareholders with additional liquidity for their investment in the Fund at the same time that it takes into account the market in which the Fund invests and the interests of all of its shareholders. In approving this proposal, the Board has considered other alternatives such as open-ending, tender offers, and open market repurchases. The Board finds that this proposal gives shareholders the choice to periodically receive close to net asset value for their shares without penalizing those shareholders (such as, for example, in the form of taxable capital gains or losses realized by the Fund if it had to liquidate securities to conduct a tender offer, open market repurchases or open-end and the consequent effect on portfolio management) who choose to remain invested in the Fund. In addition, the Board considered the effect of other alternatives on the Mexican securities market and continued management of the Fund. The Board believes that this proposal represents the least possible disruption of the Mexican securities market while preserving the objectives of the Fund.

Effect of Approval/Absence of Approval

     Approval of the proposal as a fundamental policy (see "Fundamental Repurchase Policy") of the Fund includes recognition by shareholders that the requisite approval by the SEC may not have been received, and that modifications to the repurchase policy may be made by the Board to bring the policy into compliance with an SEC order, if issued. The Fund anticipates that it would commence periodic in-kind repurchase offers as soon as practicable after it has obtained shareholder approval and the regulatory relief it has requested from
                              ---
the SEC. If the proposal is not approved by shareholders or the SEC, or not approved by the SEC in a manner satisfactory to the Board, the Board will continue to work with the SEC to obtain the relief it has requested and, if necessary, solicit shareholder approval again in the future after it has obtained the requested relief from the SEC.

Percentage of Votes Required for Approval

     Approval of adoption of the repurchase policy that is the subject of this proposal requires the "yes" vote of a majority of the Fund's outstanding voting securities as provided in the 1940 Act. For this purpose, this means the "yes" vote of the lesser of (a) more than 50% of the outstanding shares of the Fund, or (b) 67% or more of the shares present at the meeting, if more than 50% of the outstanding shares are present at the meeting in person or by proxy. Because abstentions and broker non-votes are treated as shares present but not voting, any abstentions and broker non-votes will have the effect of votes against this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE REPURCHASE POLICY REQUIRING THE FUND TO CONDUCT PERIODIC IN-KIND REPURCHASE OFFERS AT LEAST ONCE EACH FISCAL YEAR.

                        PROPOSAL 4: SHAREHOLDER PROPOSAL

Statement of Receipt of Shareholder Proposal

     Advantage Partners, L.P., The Victor Building, Suite 110, 326 West Lancaster Avenue, Ardmore, PA 19003, have submitted the following proposal for inclusion in this Proxy Statement. Advantage Partners, L.P. claims that it has owned shares of the Fund with a market value of at least $2,000 continuously for the preceding year and intends to maintain the required ownership through the date of the next shareholders' meeting. The Board of Directors and the Fund accept no responsibility for the accuracy of either the proposal or of Advantage Partners, L.P.'s supporting statement.

Shareholder Proposal and Supporting Statement of Advantage Partners, L.P.

     As of the shareholder proposal submission deadline in October 2001, the Fund's proposed periodic in-kind repurchase plan suffers from a shortage of concrete details regarding the timing and frequency of implementation, as well as the amount of shares that shareholders can redeem at any redemption date. Therefore, be it RESOLVED that shareholders of the Fund recommend the Board of Directors expedite the process to convert the Fund to an open-end investment company so Fund shares can trade at net asset value (NAV) daily.

     Without a firm commitment from the Fund to provide the opportunity for shareholders to have redeemed a minimum of 50% of shares by September 2002, and at least 25% of shares in each successive year thereafter, as part of the Fund's proposed plan to conduct periodic in-kind repurchases at no less than 98% of NAV, we believe promptly open-ending the Fund is a better alternative for the majority of Fund shareholders.

     Smaller and/or infrequent tenders will not achieve meaningful narrowing, let along eradication, of the discount to NAV -- open-ending can only succeed. The Fund's proposal was initially announced way back on March 5, 2001, and lack of clarity should be viewed as a bad sign for shareholder interests.

     Without a definite timetable, it is quite conceivable that it may take far longer for shareholders to have any meaningful opportunity for shares to be worth NAV, than by open-ending the Fund promptly, which would provide for NAV every day -- a level not seen since 1995! For over 6 years, the stock has
---------
perpetually traded at a discount to NAV, at times greater than 30%.

     If the Fund proceeds with the bare minimum, 1% annual tender offer that its current plan allows for, or some other insufficient effort, the entire process should be construed as an extraordinary waste of shareholder assets in comparison to the value-added that would occur through converting the Fund to an open-end fund. Voting FOR this proposal will send that vital message to the
                      ---
Board.

     The Fund no longer requires the closed-end format to effectively manage shareholder money. The persistently wide and unacceptable discount to NAV in recent years has caused shareholder returns to underperform NAV returns over the long haul. To add salt to the wounds, NAV returns on a long-term basis have underperformed the Fund's benchmark. By our calculations, the Fund has been one of the worst closed-end fund performers vs. its applicable benchmark over the 5 year period ending September 30, 2001. What then do shareholders have to show for maintaining the closed-end fund structure?

     The Fund traded at greater than a 30% in 2000, and even with shareholders anticipating some possibility for achieving NAV, the shares have settled into the 14%-18% discount range. A 15% discount represents an economic cost to shareholders of nearly $131 million as of October 12, 2001. Shareholders should
                       ------------
vote their own best interests, not the best interest of Fund management, which gets paid based on assets under management.

Statement of Position of the Board of Directors in Opposition to the Shareholder Proposal

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL AND BELIEVES THAT THE PROPOSED PERIODIC IN-KIND SHARE REPURCHASE OFFER POLICY IS IN THE BEST INTERESTS OF ALL FUND SHAREHOLDERS.

     The Board of Directors opposes Advantage Partners, L.P.'s ("AP") proposal because it feels open-ending is not the most effective means to deliver long-term added value to the majority of shareholders. Open-ending provides only short-term benefits, which are outweighed by long-term negative ramifications to shareholders who remain invested in the Fund. Moreover, AP's proposal does not accurately reflect the potential benefits to all Fund shareholders offered by the Fund's proposed periodic in-kind share repurchases.

     As further described below, the Board of Directors opposes AP's proposal because:

 .    An open-end fund structure limits the Fund's ability to provide you with optimal returns in less liquid markets such as Mexico.
 .    Conversion to an open-end structure is likely to result in an increased expense ratio, realization of significant taxable capital gains, and fundamental changes in the Fund's investment objective, policies and strategy.
 .    It reflects a misunderstanding of the periodic in-kind repurchases proposed by the Fund currently under consideration by regulatory authorities.

Contrary to AP's opinion, a closed-end fund remains the most advantageous structure for fulfilling your Fund's investment objective: investing in the Mexican securities market to produce long-term capital appreciation. This is especially the case given the characteristics of the market in which your Fund invests. The Mexican Stock Exchange continues to be relatively small and less liquid compared to other major world markets. For example, the dollar value of the daily average trading volume of the Mexican Stock Exchange thus far this year has been $154.8 million dollars compared to $42.6 billion dollars of the New York Stock Exchange. The Mexican Stock Exchange is also small in relation to the size of the Mexican economy, as its total market value at the end of 2000 represented only 22% of Mexico's gross domestic product, compared with 171% in the case of the New York Stock Exchange, with 86% in the case of Chile and 38% in the case of Brazil. Open-end funds are constrained in their ability to invest in markets like Mexico due to the need to have readily available cash to pay to redeeming shareholders on short notice. Conversely, closed-end funds allow investment in less liquid markets like Mexico without the need for cash reserves and readily disposable investments to meet redemptions.

     In addition, a closed-end fund is not restricted by the SEC rule that limits investment in illiquid securities to only 15% of the fund's portfolio. A security is deemed "illiquid" when it cannot be sold in an orderly manner in less than seven days. The Fund would have difficulty disposing of a significant portion of its portfolio positions in an orderly basis.

     Furthermore, any elimination of the Fund's market discount preceding open-ending may be counteracted by the decreased returns and consequent effect on performance resulting from the premature sale of the Fund's portfolio securities to meet shareholder demand. The AP proposal does not assess the economic cost to shareholders of this aspect of open-ending. Nor does the AP Proposal assess the potential cost to Fund performance of maintaining cash reserves to meet redemptions in an open-end fund.

     Because of the market in which the Fund invests, open-ending may also require the Fund to change its investment objectives, policies and strategy to accommodate the effect of needing to invest in more liquid securities. Having to anticipate cash redemptions on a daily basis and perhaps large-scale initial redemptions upon conversion would restrict the flexibility of the Fund to invest in many positions in a less liquid market such as Mexico's. As mentioned below, the Fund has recently benefited in the form of improved performance partly due to increased investment flexibility granted to the Fund's investment adviser through shareholder approval of a non-diversified structure and a concentration policy. Open-ending would curtail the range of possible investment for the Fund in the primary market in which it invests.

     In considering AP's proposal, you should also assess the effect that open-ending may have on the Fund's expense ratios based on the decrease in asset size typically accompanying an open-ending and the increased transactional costs of maintaining a more liquid portfolio and operating an open-end fund. The Fund currently has one of the lowest expense ratios of any closed-end country fund. Closed-end funds do not need the same marketing, distribution and communication activities of open-end funds, and therefore, all costs can be kept to a minimum.

     The Board also believes that it would be helpful to provide you with some empirical data on the long-term effects of open-ending closed-end country funds. A 1998 study by a mutual fund tracking service found that conversion from a closed-end to open-end structure is generally not in the best long-term interest of shareholders in the fund. Eight of nine funds it studied saw a decrease in asset size as a result of open-ending as well as an increase in expense ratio for all nine funds in the study.

     Open-ending the Fund would also result in untimely liquidation of a large portion of the Fund's portfolio since open-end fund conversions typically produce large scale shareholder redemptions. The disposition of Fund assets to satisfy the large-scale redemptions that typically accompany open-ending generates realization of long-term capital gains. As of October 31, 2001, 22% of the Fund's total net assets pertain to unrealized capital gains.

     Moreover, as is demonstrated in the chart below, the Fund's returns on market price have generally been better than on net asset value. Had the Fund been an open-end fund, shareholders would generally have received less return than they did from the Fund in the closed-end structure in which it currently operates.

----------------------------------------------------------------------------------------------------------------------
                                      THE MEXICO FUND, INC. PERFORMANCE RETURN
                                             AS OF OCTOBER 31, 2001

----------------------------------------------------------------------------------------------------------------------
Time Period              Market Price Returns*        NAV Returns*                          Excess of Market Returns
                                                                                            over NAV
----------------------------------------------------------------------------------------------------------------------
        1 year                  6.71%                    -8.15%                                     14.86%
----------------------------------------------------------------------------------------------------------------------
        3 years                55.80%                    26.82%                                     28.98%
----------------------------------------------------------------------------------------------------------------------
        5 years                32.67%                    19.70%                                     12.97%
----------------------------------------------------------------------------------------------------------------------
       10 years                30.18%                    31.70%                                     -1.52%
----------------------------------------------------------------------------------------------------------------------

*Source:  Lipper Inc.

     AP's proposal reflects a misunderstanding of the facts concerning the Fund's proposed in-kind share repurchases. In its press release dated October 16, 2001, three days prior to submission of AP's proposal to the Fund, the Fund reiterated that on March 5, 2001, it filed documents with the SEC seeking regulatory approval to conduct periodic in-kind repurchases and stated that through its proposed in-kind periodic repurchases it will repurchase no less than five percent of the Fund's outstanding shares each fiscal year. During any one periodic repurchase offer, the Fund may repurchase between one and twenty-five percent of its outstanding shares. This is substantially different from the one percent that AP incorrectly states in its proposal.

     The Fund believes that these periodic in-kind repurchases will be beneficial to all Fund shareholders, not simply short-term holders who would liquidate their position in the Fund upon its conversion to an open-end structure. First, shareholders who do not participate in the in-kind repurchase offers will not incur capital gains as the result of a favorable and unique ruling the Fund has received from the IRS regarding the treatment of the in-kind distributions. This means that the Fund can repurchase its shares in-kind periodically without the sale of portfolio securities that may generate long-term capital gains and result in taxable events to shareholders who do not participate. With this favorable tax ruling, the in-kind repurchases represent a taxable event only for shareholders who have shares repurchased by the Fund during the periodic repurchases. Second, the Fund's investments need not be liquidated to conduct the repurchase offers and the Fund can continue its current investment strategies and policies. Third, shareholders benefit from a constant fundamental policy that the Fund will repurchase its shares at no less than 98% of net asset value at least once a year, rather than a one-time event such as open-ending that dramatically alters the cost structure and management of the Fund. This type of periodic repurchase may benefit loyal long-term shareholders by reducing the number of shares available for sale at a discount thereby creating price pressure and by increasing net asset value without any additional risk. Shareholders who view the Fund as a long-term, tax efficient investment may be better off in a closed-end structure at a nominal or moderate discount which fluctuates.

     Finally, AP's supporting statement fails to give you a complete picture of the Fund's performance and efforts to achieve shareholder value. The Fund, like virtually all closed-end country funds, tends to trade at a market discount. However, the Fund's market discount has been halved in the last year to 12.0% as of October 31, 2001 and reflects a consistent narrowing trend, which has extended beyond completion of the Fund's open-market repurchases in May 2001. AP's statement that the Fund underperformed against its benchmark in the last five years omits the unusual circumstance that two issuers represented 35% of the benchmark in 1999 (a benchmark which the Fund had not yet adopted for performance purposes) and those issuers' performance increased 126.5% and 177.9% in 1999. The Fund was precluded by law from investing to a comparable degree in those issuers at that time. In addition, AP fails to point out that the Fund has outperformed its benchmark and provided a positive investment return in the last year since it restructured its portfolio following shareholder approval permitting it to become a non-diversified fund and concentrate in certain industries. Lastly, the Board has listened to its shareholders and approved a performance fee component to the Fund's advisory contract which adjusts adviser compensation based on Fund performance and not simply assets under management.

     In conclusion, attempts to deliver net asset value immediately to a portion of the shareholders who wish to exit the Fund may well destroy or diminish the advantages otherwise enjoyed by the remaining shareholders. The Board remains unanimously committed to realizing the potential of the Fund without changing its fundamental nature and for that reason:

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL.

                                 OTHER BUSINESS

     The Board of Directors is aware of two potential proposals which may be brought before the Meeting other than those set forth above. The first proposal pertains to alternative nominees for director other than the nominees named in Proposal 1. The second proposal relates to the Fund's investment advisory and management agreement and recommends its termination. The Board has reviewed the potential proposals and is unanimously opposed to both proposals. Should the persons named on the enclosed proxy card have discretion to vote on such matters, those persons intend to vote AGAINST such matters. The Board of Directors knows of no other business to be brought before the Meeting. If, however, any other matters properly come before the Meeting, it is the intention of the persons named on the enclosed proxy card to vote such proxies on such matters in accordance with their best judgment.

                             ADDITIONAL INFORMATION

Investment Advisory and Administrative Services

     The Adviser and Administrator. Impulsora del Fondo Mexico, S.A. de C.V. (the "Adviser"), 77 Aristoteles Street, 3rd Floor, Polanco, 11560 Mexico D.F., Mexico, has served as the investment adviser of the Fund from the time the Fund was established in 1981. Pursuant to the Investment Advisory and Management Agreement between the Fund and the Adviser, the Adviser receives an advisory fee at the rate of 0.85% of the Fund's average daily net assets up to $200 million, 0.70% of such assets between $200 million and $400 million, and 0.60% of such assets in excess of $400 million. For the fiscal year ended October 31, 2001, total advisory fees paid by the Fund to the Adviser aggregated $6,365,499 based on average net assets for the fiscal year of approximately $943,969,059. The Adviser is a Mexican corporation incorporated in 1980.

     Pursuant to an Administrative Services Agreement, effective April 1, 1994, which was amended and restated as of June 30, 2001, the Adviser also provides certain administrative services to the Fund which were previously performed by the Fund's Trustee, including the determination and publication of the net asset value of the Fund, the provision of assistance to the Fund to enable the Fund to maintain its books and records in accordance with applicable United States and Mexican law and the provision of assistance to the Fund's auditors in the preparation and filing of tax reports and returns. The Fund pays the Adviser an annual fee of 0.07% of average daily net assets of the Fund as compensation for services provided under the Administrative Services Agreement.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, and
Section 30(h) of the 1940 Act require the Fund's officers and Directors, Adviser, affiliates of the Adviser, and persons who beneficially own more than ten percent of a registered class of the Fund's securities ("Reporting

Persons"), to file reports of ownership of the Fund's securities and changes in ownership with the SEC and the New York Stock Exchange. Reporting Persons are also required by such regulations to furnish the Fund with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it and written representations of certain Reporting Persons, the Fund believes that during fiscal year 2001, its Reporting Persons complied with all applicable filing requirements.

                        SOLICITATION OF PROXIES; EXPENSES

     The solicitation of proxies will be primarily by mail. In order to obtain the necessary quorum and shareholder participation at the Meeting, supplementary solicitation may be made by mail, telephone, telegraph, or personal interview by officers or agents of the Fund.

     The expense of preparation, printing and mailing of the enclosed form of proxy and accompanying Notice and Proxy Statement will be borne by the Fund. The Fund will reimburse banks, brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of the shares of the Fund. Morrow & Co., Inc. has been engaged by the Fund to assist in the distribution, tabulation and solicitation of proxies. The anticipated cost of Morrow & Co., Inc.'s services is $___________.

                                  VOTE REQUIRED

     The presence in person or by proxy of the holders of a majority of the outstanding shares of the Fund is required to constitute a quorum at the Meeting. Election of Directors (Proposal 1), and the shareholder proposal (Proposal 4) will require the approval of the majority of votes validly cast at the Meeting. The adoption of an amendment to the Fund's investment advisory and management contract adopting a performance fee component and approval of a fundamental policy requiring periodic in-kind repurchases will require the approval of the lesser of: (i) 67% of the Fund's outstanding shares present at a meeting at which holders of more than 50% of the outstanding shares are present in person or by proxy; or (ii) more than 50% of the Fund's outstanding shares.

                              SHAREHOLDER PROPOSALS

     If a shareholder intends to present a proposal at the 2003 Annual Meeting of Shareholders of the Fund and desires to have the proposal included in the Fund's Proxy Statement and form of proxy for that meeting, the shareholder must
deliver the proposal to the offices of the Fund by [         ] for consideration
by the Fund.

     Shareholders wishing to present proposals at the 2003 Annual Meeting of Shareholders of the Fund not to be included in the Fund's proxy materials should
send written notice to the Secretary of the Fund of such proposals by [       ]
but no earlier than [       ] in the form prescribed in the Fund's By-Laws.

     SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WHO WISH TO HAVE THEIR SHARES VOTED ARE REQUESTED TO DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                By Order of the Board of Directors,

                                Samuel Garcia Cuellar
                                Secretary

Dated: [               ]

--------------------------------------------------------------------------------
                                                                WHITE PROXY CARD

                             THE MEXICO FUND, INC.

            Proxy Solicited on Behalf of the Board of Directors for
                         Annual Meeting of Shareholders

     The undersigned shareholder of The Mexico Fund, Inc., a Maryland corporation (the "Fund"), hereby appoints Jose Luis Gomez Pimienta and Sander M. Bieber and each of them proxies of the undersigned, with full power of substitution, to vote and act in the name and stead of the undersigned at the Annual Meeting of Shareholders of the Fund, to be held at ______________________
_____________, _________, on [     ], 2002 at 2:00 P.M., New York City time, and
at any and all adjournments thereof, according to the number of votes the undersigned would be entitled to cast if personally present.

     The shares represented by this proxy will be voted in accordance with instructions given by the shareholder, but if no instructions are given, this proxy will be voted in favor of proposals 1, 2 and 3 against proposal 4 as set forth in this proxy.

     The undersigned hereby revokes any and all proxies with respect to such shares heretofore given by the undersigned. The undersigned acknowledges receipt of the Proxy Statement dated ________________, 2002.

                          (Continued on reverse side)

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

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                             THE MEXICO FUND, INC.

                                 [     ], 2002

                Please Detach and Mail in the Envelope Provided
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A [X]  Please mark your
       votes as in this
       example

             This proxy/voting instruction card will be voted FOR proposals 1, 2 and 3 if no choice is specified.
                             The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.


                      FOR   WITHHELD                                                                        FOR    AGAINST   ABSTAIN
1. Election of the   [_]    [_]         Nominees:                       2. Approval of addition of a        [_]      [_]       [_]
   nominees listed                          Juan Gallardo T.               performance fee component
   at right to serve                        Emilio Carrillo Gamboa         to the Fund's investment
   as members of                                                           advisory fee.
   the Fund's Board of Directors, as Class II
   Directors, for a term expiring in 2005 and until                     3. Approval of adoption of a        [_]      [_]       [_]
   their successors are elected and qualified:                             share repurchase policy
                                                                           requiring the Fund, on a
For, except as marked to the contrary below:                               periodic basis, to offer
                                                                           to repurchase in-kind Fund
______________________________________________                             shares at no less than 98%
                                                                           of net asset value.


                                                                        This proxy/voting instruction card will be voted AGAINST
                                                                        proposal 4 if no choice is specified.

                                                                        The Board of Directors recommends a vote AGAINST Proposal 4.

                                                                                                            FOR    AGAINST   ABSTAIN
                                                                        4. To consider a shareholder        [_]      [_]       [_]
                                                                           proposal that the shareholders
                                                                           of the Fund recommend that the
                                                                           Board of Directors expedite the
                                                                           process to convert the Fund to
                                                                           an open-end investment management
                                                                           company.

                                                                        5. In the discretion of the above named proxies, such other business as may properly come before the Meeting or any
                                                                           adjournment thereof.


SIGNATURE(s)________________________________________   DATED_________________

TITLE:__________________________________________

NOTE: Please sign, date and return promptly. Signature(s) should be exactly as name or names appear on proxy. If shares are held jointly, each holder should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full name.
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